UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2010

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Senior Credit Agreement

On May 17, 2010, Petrohawk Energy Corporation (the “Company”) entered into the First Amendment to the Fourth Amended and Restated Senior Revolving Credit Agreement, dated as of May 17, 2010 (the “Amendment”), between the Company, each of the lenders from time to time party thereto (the “Lenders”), BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders. The Amendment amends the Company’s Fourth Amended and Restated Senior Revolving Credit Agreement dated October 14, 2009 (the “Senior Credit Agreement”). The Amendment was entered into to facilitate the closing of the previously announced joint venture, known as KinderHawk Field Services LLC or KinderHawk, between Hawk Field Services, LLC (“HFS”), a wholly owned subsidiary of the Company and KM Gathering LLC (“Kinder Morgan”), an affiliate of Kinder Morgan Energy Partners, L.P., a publicly traded master limited partnership. Upon closing of the joint venture, the Amendment modifies the terms of the Company’s Senior Credit Agreement to expressly permit various transactions integral to the joint venture, including, among other things, HFS’s conveyance of its Haynesville Shale gathering and treating business in Northwest Louisiana to KinderHawk and the making of any capital contributions to KinderHawk that may be required pursuant to the terms of the limited liability company agreement governing KinderHawk.

The Senior Credit Agreement is a $2.0 billion facility. After taking into account the sale of the Company’s interests in the Terryville and WEHLU fields, the borrowing base under the Senior Credit Agreement is approximately $1.3 billion, $1.0 billion of which relates to the Company’s oil and gas properties and up to $300 million (currently limited as described below) of which relates to the Company’s midstream business. The portion of the borrowing base which relates to the Company’s oil and gas properties will be redetermined on a semi-annual basis (with the Company and the Lenders each having the right to one annual interim unscheduled redetermination) and adjusted based on the Company’s oil and gas properties, reserves, other indebtedness and other relevant factors. The component of the borrowing base related to the Company’s midstream business is limited to the lesser of $300 million or 3.5 times midstream EBITDA, and is automatically determined quarterly. Following consummation of the joint venture, the available borrowing base aggregates $1.05 billion as the midstream component will be approximately $50 million. Borrowings under the Senior Credit Agreement will be secured by first priority liens on substantially all of the Company’s assets, including all of the assets of, and equity interests in, the Company’s restricted subsidiaries.

The foregoing summary of the terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See “Item 1.01—Entry into a Material Definitive Agreement” for a description of the First Amendment to the Fourth Amended and Restated Senior Revolving Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment to Fourth Amended and Restated Senior Revolving Credit Agreement dated May 17, 2010, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal, as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By:	/s/ C. Byron Charboneau
Vice President, Chief Accounting Officer and Controller

Date: May 21, 2010

EXHIBIT INDEX

10.1	First Amendment to Fourth Amended and Restated Senior Revolving Credit Agreement dated May 17, 2010, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal, as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents for the Lenders.